CAPITAL WORLD BOND FUND, INC.

ARTICLES SUPPLEMENTARY
INCREASING AUTHORIZED STOCK
AS AUTHORIZED BY SECTION 2-105(c) OF
THE MARYLAND GENERAL CORPORATION LAW

Capital World Bond Fund, Inc., a Maryland corporation (the "Corporation") having its principal address at 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increased the authorized Capital Stock of the corporation to 400,000,000 shares of Common Stock (par value $0.001 per share).

SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

THIRD: (a) As of immediately before the increase the total number of shares of stock of all classes which the Corporation has authority to issue is 200,000,000 shares of Common Stock (par value $0.001 per share).
(b) As increased the total number of shares of stock of all classes which the Corporation has authority to issue is 400,000,000 shares of Common Stock (par value $0.001 per share).
(c) The aggregate par value of all shares having a par value is $200,000 before the increase and $400,000 as increased.

IN WITNESS WHEREOF, Capital World Bond Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice Chairman of the Board and its corporate seal to be hereto affixed and attested to by its Secretary on this 13th day of December, 2005.

ATTEST:
Capital World Bond Fund, Inc.

By: _______________________________
Kimberly S. Verdick
            Secretary

By: _______________________________
Paul G. Haaga, Jr.
Vice Chairman of the Board

THE UNDERSIGNED, Vice Chairman of the Board of Capital World Bond Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under penalty of perjury.

Dated: December 13, 2005 By: ______________________________
                                                        Paul G. Haaga, Jr.
                                                        Vice Chairman of the Board